Exhibit 10.44

SERVICES AGREEMENT

This SERVICES AGREEMENT is effective as of October 1, 2007 (the “Effective Date”) among Elixir Pharmaceuticals, Inc. (the “Company”), MPM Asset Management, LLC (“MPM”), and Dr. Elizabeth Stoner (“Contractor”).

Recitals:

WHEREAS, the Company would like the Contractor to perform certain professional services for it;

WHEREAS, the Contractor is an employee of MPM; and

WHEREAS, MPM would like the Contractor to perform the services for the Company;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Engagement. The Company hereby engages MPM to provide the services set forth in Section 2 hereof to the Company, and MPM hereby accepts such engagement, on the terms and conditions set forth in this Agreement.

2. Services. MPM (and specifically Contractor) will provide the services set forth on Exhibit A hereto (collectively, the “Services”). During the term of this Agreement, MPM will use commercially reasonable efforts to cause Contractor to perform the Services. Contractor shall make herself available to the Company in order to perform the Services hereunder as specified on Exhibit A. Contractor shall render the Services in a manner that is consistent with the instructions of William K. Heiden of the Company; provided that MPM shall at all times have the sole right to control the manner of the performance of the Services rendered by Contractor hereunder.

3. Term. The term of MPM’s and Contractor’s engagement hereunder shall commence on October 9, 2007, and shall continue (unless sooner terminated in accordance with Section 5) until December 31, 2007 (the “End Date”). Within one week prior to the End Date, MPM and the Company shall agree in writing whether or not to extend the term of this Agreement until March 31, 2007. In the event the parties decide to extend the term, this Agreement shall remain in full force and effect until March 31, 2007 (unless sooner terminated in accordance with Section 5).

4. Compensation.

(a) Services Fee. In consideration of the Services to be performed hereunder, MPM shall be paid a services fee (the “Services Fee”) at the rate of $4,417.00 per month adjusted for increases or decreases in salary and benefits payments that MPM pays to Contractor, payable monthly in arrears, beginning with the payment for the month of October 2007. The Services Fee may be further adjusted from time to time by the written agreement of the Company and MPM, including without limitation as additional personnel and services are utilized from MPM. As additional consideration for the Services, the Company shall provide Contractor the additional consideration described in Exhibit B (“Additional Consideration”).

(b) Reimbursement of Expenses. The Company shall reimburse MPM for an amount equal to the expenses, consistent with MPM’s expense reimbursement policies, which are incurred in the performance of the Services by MPM and the Contractor.

(c) Entire Compensation. Notwithstanding anything to the contrary set forth herein, the compensation provided for in this Section 4 shall constitute full payment for the Services to be rendered by MPM and Contractor to the Company. Except for the Additional Consideration, the Company shall have no obligation to pay any compensation to Contractor, who shall receive all of her compensation from MPM pursuant to her employment relationship with MPM.

5. Termination.

(a) Termination. Each of the Company, MPM and Contractor may terminate this Agreement for any reason or for no reason upon 30 days prior written notice to the other party.

(b) Obligations upon Termination. In the event that the Company shall terminate this Agreement, the Company shall not have any further obligation or liability under this Agreement, except for the payment of any Services Fees and/or Additional Consideration accrued and any reimbursable expenses incurred by MPM prior to termination. Upon any termination of this Agreement, Contractor shall immediately tender her written resignation from any office of the Company then held.

6. Non-Disclosure Agreements. Contractor has executed a Non-Disclosure, Inventions and Non-Solicitation Agreement with MPM (the “Confidentiality Agreement”) that MPM and Contractor believe protects the disclosure of confidential information of the Company. MPM shall take all commercially reasonable actions necessary to ensure that each of its other employees, agents or affiliates who may perform the Services for or on behalf of the Company or may have any access to the Company’s confidential or proprietary information pursuant to this Agreement signs a Non-Disclosure, Inventions and Non-Solicitation Agreement substantially similar to the Confidentiality Agreement executed by Contractor.

7. Representations and Warranties.

(a) Representations of the Company. As an inducement to MPM and Contractor to enter into this Agreement, the Company represents and warrants to MPM and Contractor as follows:

(i) The Company is duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power to enter into this Agreement.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by the Company with any of the provisions hereof will: (a) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (b) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(iii) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Representations of Contractor. As an inducement to the Company to enter into this Agreement, Contractor represents and warrants to the Company that Contractor is not a party to or otherwise subject to any agreements or restrictions that would prohibit Contractor from entering into this Agreement and carrying out the transactions contemplated by this Agreement in accordance with the terms hereof, and this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person or entity. The parties to this Agreement acknowledge that Contractor’s services are provided in connection with Contractor’s employment relationship with MPM.

8. Survival of Representations, Warranties and Covenants. The provisions of Sections 5.6(b) and 6 hereof shall survive the termination of this Agreement.

9. Supersedes Other Agreements. This Agreement supersedes and is in lieu of any and all other consulting and compensation arrangements among MPM, Contractor and the Company.

10. No Employment Relationship. The parties hereto acknowledge and agree that Contractor is an employee of MPM and not an employee of the Company, and nothing herein shall be construed to be inconsistent with this relationship or status. MPM shall have sole responsibility for the payment of all compensation due to Contractor and the withholding of all applicable federal, state or local taxes or contributions imposed under any unemployment insurance, social security, income tax or other tax law or regulation with respect to MPM’s or Contractor’s performance of Services hereunder.

11. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

12. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

13. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles thereunder.

14. Assignment.

(a) By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

(b) By MPM or Contractor. This Agreement and the obligations created hereunder may not be assigned by MPM or Contractor and any such purported assignment shall be null and void ab initio.

15. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed facsimile; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:

Elixir Pharmaceuticals, Inc.

12 Emily Street

Cambridge, MA 02139

Attention: William K. Heiden, President and CEO

Facsimile: 617-995-7050

If to MPM or Contractor:

MPM Asset Management LLC

200 Clarendon Street

Boston, Massachusetts 02116

Attention: John W. Vander Vort, General Partner and COO

Facsimile: (617) 425-9201

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

16. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

COMPANY

By:	/s/ William K. Heiden
Name:	William K. Heiden
President and CEO

MPM ASSET MANAGEMENT LLC

By:	/s/ John W. Vander Vort
Name:	John W. Vander Vort
Title:	General Partner and Chief Operating Officer

CONTRACTOR

/s/ Dr. Elizabeth Stoner
Dr. Elizabeth Stoner

EXHIBIT A

SERVICES

The Contractor shall provide up to 2.5 days per month to the Company in connection with:

•	Serving on the Company’s Clinical Advisory Board (“CAB”), which shall include attending two CAB meetings per year; and

•	Providing consulting services (but not independent research) related to ghrelin modulation and insulin secretagogue therapeutics.

EXHIBIT B

ADDITIONAL CONSIDERATION

Subject to the approval of the Company’s Board of Directors, the Company shall grant the Contractor a nonstatutory option (the “Option”) to purchase twenty-five thousand (25,000) shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) pursuant to the Company’s Nonstatutory Stock Option Agreement (the “Option Agreement”) and the Company’s 2001 Stock Incentive Plan (the “Plan”) at the then fair market value of the Company’s Common Stock as determined in good faith by the Company’s Board of Directors. The Option shall vest twenty five percent (25%) of the original number immediately and an additional one forty-eighth (1/48th) of the original number of shares at the end of each successive month following the first anniversary of the Effective Date until the fourth anniversary of the Effective Date. The option shall become exercisable in accordance with the provisions of the Plan and the Option Agreement.